UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2020

Solei Systems, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-55987	20-1801530
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

206 N. Washington Street, Suite 100, Alexandria, VA 22314

(address of principal executive offices) (zip code)

(844) 726-6965

(registrant’s telephone number, including area code)

 _________________________________________

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

 Item 8.01 Other Events.

Response to SEC Release No. 88620 – Temporary Trading Suspension SOLI

Solei Systems, Inc. (the “Company”) was surprised to receive a Notice of Temporary Trading Suspension (“Notice”) today from the SEC concerning statements the Company made in a press release issued by the Company on March 16, 2020 (the “Press Release”) and a March 18, 2020 national cable news program interview with the Company’s CEO (the “Interview”).

The foregoing is a summary of the Notice and is qualified in its entirety by the Notice attached hereto and incorporated herein as Exhibit 99.1.

The Company, after careful review, understand how the SEC may have come to the conclusion that a temporary suspension was in the best interest of the public.

The Company is in the process of providing supporting documentation to the SEC which shows the statements made by the Company in the Press Release and the Interview, though unclear, were correct.

Through our wholly owned subsidiary, CareClix Inc. (“CareClix”), we are a telemedicine provider. As a telemedicine provider, we manage a nationwide multispecialty network of medical doctors who are able to provide care through our telemedicine platform. CareClix does not sell, promote, nor have we ever sold COVID-19 kits. We do not make any money from testing kits. We make money by providing patients with telemedicine access to doctors and also providing our platform to a growing customer list of doctors, hospitals, clinics and employer groups.

As discussed in the Press Release, the Company made our telemedicine services available to provide clinical screening to patients who were symptomatic, high priority, or high risk for the COVID-19 virus. We also made available to our providers a list of laboratories and testing facilities where patients can go to get testing, and this included an FDA approved test that those laboratories could ship directly to home.

The Company initially chose to work with a lab that used an FDA approved SARS-COV-2 Coronavirus test that met the FDA Emergency Use Authorization criteria. That lab is Next Molecular Analytics, a 23-year-old laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). We relied upon the following communication from Next:

“We are pleased to announce NEXT is launching an FDA approved SARS-CoV-2 Coronavirus test for COVID-19 detection. This test meets the FDA Emergency Use Authorization (EUA) criteria as it consists of the CDC developed RT-PCR assay. This EUA allows the assay to be performed in CLIA high complexity laboratories, a classification that NEXT meets. NEXT has worked tirelessly over the past few weeks to obtain the assays and validate so that we may perform testing for those patients that physicians feel meet the requirements for testing.”

Also, Melissa Russell - Director of Clinical Business Operations said, “NEXT [Molecular] will be responsible for sending kits to patients overnight and for providing materials to overnight those samples back to our facility for testing.”

In the March 16, 2020 press release and in the March 18, 2020 national cable news program interview, the Company made very clear statements that we are a telemedicine provider that partnered with existing lab companies. We did not say we are a lab. The kits were for professional use only. Therefore, concerned patients cannot just go to a lab to get a test if they feel they may need one. They must be evaluated by a qualified medical professional licensed in their state. CareClix doctors provide medical screening and care via telemedicine for patients concerned with exposure or symptoms associated with COVID-19.

Concerning the screening process:

When a patient contacts CareClix:

•	The patient enters patient information into patient portal
•	Patient enters waiting room through browser, app or phone
•	Patient receives consult by a CareClix doctor.

Every patient that comes to our medical group is assessed through history and clinical evaluation of their symptoms, past medical history, past surgical history, medication history, allergies, as well as any other relevant information before an assessment is determined

•	The doctor makes a clinical assessment and care plan which may include laboratory and or pharmacy as needed for the patient.
•	Based on the patient’s preference, the doctor offers either the ability to get FDA approved home testing or directs the patient to a local testing sites.

1

Telemedicine has been performed in this same fashion since its inception for numerous medical conditions including its current usage for Covid19. This exact same process is being used for other conditions including but not limited to upper respiratory infections, urinary tract infections, pharyngitis, etc. Therefore, the above detailed process for managing Covid19 is the exact same process that every telehealth provider in the world is using to deliver medical services and offer laboratory testing for their respective patients.

For the foregoing reasons, the Company believes that all statements made in the Press Release and the Interview are fully supported and were correct. We hope that the SEC will recognize that, and will remove the temporary trading suspension. When we have received a response from the SEC, the Company will update investors accordingly.

Item 9.01      Financial Statements and Exhibits.

(d)  Exhibits

99.1       SEC Notice of Temporary Trading Suspension dated April 13, 2020

 SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SOLEI SYSTEMS, INC.

Date: April 13, 2020	/s/ Charles O. Scott
	By:	Charles O. Scott, Chairman and Chief Executive Officer

2